Exhibit (a)(5)(c)

CIT Announces Final Results of Cash Tender Offer for its Common Stock

May 31/16:45

NEW YORK, May 31, 2017 — CIT Group Inc. (NYSE: CIT) today announced the final results of its “modified Dutch auction” tender offer, which expired at 11:59 p.m., New York City time, on May 24, 2017.

Based on the final count by Computershare Trust Company, N.A., the depositary for the tender offer, CIT accepted for payment 57,291,666 shares of CIT’s common stock at a purchase price of $48.00 per share, for a cost of approximately $2,750,000,000, excluding fees and expenses related to the tender offer. The repurchased shares represent approximately 28.3% of CIT’s common shares issued and outstanding as of May 23, 2017.

Because the aggregate purchase price for all shares properly tendered at or below the purchase price and not properly withdrawn before the expiration date would have exceeded $2,750,000,000, such shares were accepted for purchase on a pro rata basis, except for “odd lots,” which were accepted in full. CIT has been informed by the depositary that the proration factor for the tender offer, after giving effect to the priority for “odd lots,” is approximately 88.6%. The depositary will promptly pay for all shares accepted for payment and will return all other shares tendered.

J.P. Morgan Securities LLC acted as the Lead Dealer Manager and Barclays Capital Inc. and Citigroup Global Markets, Inc. acted as the Co-Dealer Managers for the offer. Georgeson LLC acted as the information agent and Computershare Trust Company, N.A. acted as the depositary for the offer. Evercore acted as advisor to CIT’s Board of Directors on the transaction. Any questions regarding the tender offer may be directed to J.P. Morgan Securities LLC at (877) 371-5947 (toll-free) or (212) 622-4401 (direct) or to Georgeson LLC at (877) 278-4774.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. We describe risks that could affect our results in Item 1A, “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the Securities and Exchange Commission. Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with $63 billion in assets as of March 31, 2017. Its principal bank subsidiary, CIT Bank, N.A. (Member FDIC, Equal Housing Lender), has more than $30 billion of deposits and more than $40 billion of assets. CIT provides financing, leasing, and advisory services principally to middle-market companies and small businesses across a wide variety of industries. It also offers products and services to consumers through its Internet bank franchise and a network of retail branches in Southern California, operating as OneWest Bank, a division of CIT Bank, N.A. For more information visit cit.com.

Contacts

CIT MEDIA RELATIONS:
Gina Proia
(212) 771-6008
Gina.Proia@cit.com

CIT INVESTOR RELATIONS:
Barbara Callahan
(973) 740-5058
Barbara.Callahan@cit.com
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